UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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UNOVA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	9:00 a.m. Pacific Daylight Time, on Wednesday, May 18, 2005
Place	UNOVA Headquarters 6001 36th Avenue West, Everett, Washington 98203-1264
Items of Business
• To elect three directors for three-year terms.
• To vote on a shareholder proposal.
• To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Record Date	You are entitled to vote if you were a shareholder as of the close of business on March 21, 2005.
Voting

We urge you to read this proxy statement and vote your shares promptly, whether or not you expect to attend the meeting in person. You can vote (1) by proxy on the Internet, (2) by proxy by toll-free telephone call, (3) by proxy by signing and returning the form of proxy or voting instructions in the enclosed envelope, or (4) in person by attending the meeting. Specific instructions to be followed in order to vote on the Internet or by telephone are set forth on the enclosed proxy card or voting instruction form.

By order of the Board of Directors,

Cathy D. Younger
Vice President and Corporate Secretary
This notice of Annual Meeting, proxy statement and form of proxy are first being distributed on or about April 15, 2005.

UNOVA, INC. 6001 36TH Avenue West Everett, Washington 98203-1264 425.265.2400 PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS MAY 18, 2005

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Shareholders to be held at 9 a.m., Pacific Daylight Time, on May 18, 2005, at the Company’s headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264. This proxy statement provides information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) for the purpose of assisting you in voting your shares.

How can I obtain UNOVA’s Form 10-K?

A copy of our 2004 Annual Report on Form 10-K is enclosed as part of the 2004 Report to Shareholders. The Form 10-K is also available on our website, at http://www.unova.com/annual. Shareholders may request another free copy of the 2004 Form 10-K by contacting Investor Relations at the address on page 8. We will also furnish any exhibit to the 2004 Form 10-K if specifically so requested.

What items of business will be voted on at the Annual Meeting?

1.                The election of three directors for three-year terms.

2.                A shareholder proposal requesting the declassification of the Board of Directors, if it is presented at the meeting.

We will also consider any other business that is properly brought before the meeting.

How does the Board recommend I vote?

Our Board recommends that you vote FOR each of the director nominees and AGAINST the shareholder proposal.

What shares can I vote?

UNOVA’s only class of stock outstanding is common stock, par value $.01 per share (“Common Stock”). Each share of Common Stock outstanding as of the close of business on the record date, March 21, 2005, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned at that time, which may be (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as beneficial owner through a broker, trustee or other nominee such as a bank, including shares purchased through the Company’s Employee Stock Purchase Plan. On the record date, there were 61,272,777 shares of Common Stock outstanding and entitled to vote. There were 12,755 shareholders of record on the record date and approximately 27,900 beneficial owners. The last sale price of the Common Stock for that date, as reported in The Wall Street Journal, was $21.36.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered to be, with respect to those shares, a shareholder of record, and these proxy materials are being sent directly to you by UNOVA. You may have certificates for those shares, or they may be registered in book-entry form. As the shareholder of record, you have the right to grant your voting proxy directly to UNOVA’s proxy holders or to vote in person at the meeting. We have enclosed (or provided electronically) a proxy card for your use.

Beneficial Owner

If your shares are held in a brokerage account or by a trustee or nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the Annual Meeting.

As a beneficial owner is not the shareholder of record, you may not vote these shares directly at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares in person at the Annual Meeting?

We will provide a ballot to anyone who requests one at the meeting. Shares held in your name as the shareholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the proxy card or voting instruction form provided.

By Internet—Shareholders of record may submit proxies from any location in the world by following the instructions on their proxy cards. Most beneficial shareholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check the voting instruction form for Internet voting availability.

By Telephone—Shareholders of record who live in the United States or Canada may submit proxies by following the instructions on their proxy cards. Most beneficial owners who live in the United States or Canada may vote by phone by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.

By Mail—Shareholders of record may submit proxies by completing, signing and dating the enclosed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the shareholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

Are the proxy statement and annual report available electronically?

This proxy statement and our 2004 Report to Shareholders (which includes our Form 10-K) are available on our website at www.unova.com/annual. Most shareholders can elect to view shareholder communications over the Internet instead of receiving paper copies in the mail. Please see the information enclosed with your proxy statement.

Can I change my vote?

If you are a shareholder of record and have submitted a proxy card, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy bearing a later date, in either case to Mellon Investor Services LLC, Attention: Norma Cianfaglione, 85 Challenger Road, Ridgefield, New Jersey 07660. Mellon must receive any such revocation of proxy by 5:00 p.m., Eastern Daylight Time, on May 17, 2005, for it to be effective. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote. Mellon’s telephone and Internet voting sites will close at 11:59 p.m., Eastern Daylight Time, on May 17, 2005.

For shares held beneficially, you may change your vote by submitting new voting instructions to your broker, trustee or nominee. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the meeting and voting in person.

What is the quorum required in order to conduct business at the Annual Meeting?

A majority of the shares outstanding at the record date must be present at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the shareholder attends the meeting or is represented at the meeting by proxy.

What is the voting requirement to approve each of the proposals and how are votes counted?

In the election of directors, you may vote for all of the nominees or you may withhold your vote with respect to one or more of the nominees. You may vote for or against Proposal 2 or you may abstain. If you abstain, the abstention has the same effect as a vote against the proposal. If you provide specific instructions (mark boxes) with regard to certain proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of the Board’s nominees and AGAINST the shareholder proposal). The proxy holders will vote in their discretion on any other matters that properly come before the meeting.

Our Certificate of Incorporation provides that directors will be elected by a majority of the votes cast at the meeting. Approval of Proposal 2 requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. If you are a shareholder of record and do not return your proxy card, your shares will not be voted. However, if you hold shares beneficially in street name, the result will be different. If you do not return the voting instruction form, your broker may vote your shares in certain circumstances and on certain proposals. The rules of the New York Stock Exchange permit brokers to vote their clients’ shares in their own discretion on certain matters, such as the election of directors. They are not allowed to vote those shares on other proposals, such as Proposal 2. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters. They have no impact on the outcome of such proposals.

What happens if additional matters are presented at the Annual Meeting?

Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Michael E. Keane and Cathy D. Younger, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for reelection as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Who will count the votes?

Mellon Investor Services, our transfer agent, will act as inspector of elections and tabulate the votes cast at the meeting.

What does it mean if I receive more than one set of voting materials?

It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please complete, sign, date and return each UNOVA proxy card and voting instruction form you receive.

Who will pay the costs of soliciting votes for the Annual Meeting?

UNOVA is making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors, officers and other employees, who will not receive any additional compensation for such activities. We have also retained Georgeson Shareholder Communications Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson a fee of $6,500 plus customary costs and expenses for these services. We will also reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our Common Stock.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2005. You can access that Form 10-Q, and all of our other reports filed with the SEC, at our website, www.unova.com, or at the SEC’s website, www.sec.gov.

Is a list of shareholders entitled to vote at the meeting available?

The list of shareholders of record as of the record date will be available at the Annual Meeting. It will also be available Monday through Friday, from May 6, 2005 through May 17, 2005, between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, 6001 36th Avenue West, Everett, Washington, 98203-1264. A shareholder of record of UNOVA Common Stock may examine the list for any purpose germane to the Annual Meeting.

What is the deadline to propose actions for consideration at next year’s Annual Meeting?

There are two different procedures by which shareholders may submit proposals for action at our annual meetings. The first procedure is provided by the SEC’s rules and the second by our By-Laws.

SEC Rule 14a-8 permits shareholders to submit proposals they would like to have included in our proxy statement and proxy card. In order for such proposals to be considered for our 2006 Annual Meeting, our Corporate Secretary must receive them no later than December 16, 2005.

Section 2.7 of our By-Laws permits shareholders of record to propose business to be considered at an annual meeting without being included in the proxy statement and card. Such business must be a proper matter for shareholder action and the shareholder proposing it must comply with the applicable notice provisions. For the 2005 Annual Meeting, notice must be delivered to our Corporate Secretary no earlier than January 18, 2006 and no later than February 16, 2006.

Proposals should be sent to our Corporate Secretary at 6001 36th Avenue West, Everett, WA 98203-1264. You may also obtain a copy of the By-Law provisions regarding these requirements by writing to the Corporate Secretary at that address.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2005 Annual Meeting, please promptly vote your shares on the Internet, by telephone, or by completing, signing, and dating your enclosed proxy or voting instruction form and returning it in the enclosed envelope.

CORPORATE GOVERNANCE

Structure of the Board of Directors.

Our Board of Directors currently has eleven members. It is divided into three classes, with each director normally elected to serve a three-year term and one full class of directors to be elected at each Annual Meeting. The Board has three standing committees, which are the Audit and Compliance Committee, the Compensation Committee, and the Governance and Nominating Committee.

Board Independence.

The Board has determined that none of our directors, except Larry D. Brady, the Chairman of the Board, President and Chief Executive Officer, has a material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. Therefore, each non-management director is independent within the meaning of SEC regulations as well as the New York Stock Exchange (“NYSE”) standards for director independence. As only non-management members serve on the standing committees of the Board, all members of those committees are also independent.

Availability of Information and Communications with the Board.

We have established a Corporate Governance section on our website, at www.unova.com/governance. The charters of the Board committees, the Corporate Governance Guidelines and the Standards of Conduct that apply to all directors, officers and other employees are posted there. We intend to disclose there any amendment to the Standards of Conduct and any waiver of the Standards related to executive officers or directors. This proxy statement and the 2004 Report to Shareholders (which includes the Form 10-K) are also available on the website, at www.unova.com/annual. Shareholders may obtain free printed copies of these materials by contacting Investor Relations as follows:

UNOVA, Inc.	Telephone: 425.265.2490
6001 36th Avenue West
Everett, WA 98203-1264	E-mail: invest@unova.com

You may address written communications to the non-management directors or, if requested, the full Board of Directors, by mail or courier, in care of the Corporate Secretary at the street address above, or by e-mail to Board@unova.com.

Our annual meeting provides an opportunity for shareholders to ask questions or otherwise communicate directly with members of our Board of Directors on matters relevant to UNOVA. All directors are expected to attend our annual meetings of shareholders, as stated in the Charter of the Governance and Nominating Committee. All members of the Board attended the 2004 Annual Meeting.

Meetings of the Board and Executive Sessions.

Our Board of Directors met seven times during 2004, including one meeting by telephone. Each director attended more than 96% of the aggregate number of Board meetings and meetings of committees of the Board on which that director served during 2004. Executive sessions of non-management directors were held four times in 2004. Those sessions were chaired by the non-management directors in rotation, and the director who presided over the meeting prepared the agenda.

Board Committees.

In 2004, the Board had two standing committees, the Audit and Compliance Committee and the Compensation, Governance and Nominating Committee. Effective January 1, 2005, the Compensation, Governance and Nominating Committee was split into two committees, the Compensation Committee and the Governance and Nominating Committee. Currently, non-management directors other than committee Chairs are generally expected to serve on two committees.

The table below shows membership on the Committees of the Board since January 1, 2005.

Director	Audit & Compliance	Compensation	Governance & Nominating
Joseph T. Casey	Member
Stephen E. Frank	Member		Member
Claire W. Gargalli			Chair
Gregory K. Hinckley	Member	Member
Lydia H. Kennard		Member	Member
Allen J. Lauer	Chair
Stephen P. Reynolds		Member	Member
Steven B. Sample	Member		Member
Larry D. Yost		Chair
William D. Walsh		Member

Audit and Compliance Committee.   The Audit and Compliance Committee consists of five non-management directors. The current members are Allen J. Lauer, Chair, Joseph T. Casey, Stephen E. Frank, Gregory K. Hinckley, and Steven B. Sample, all of whom served on the Committee in 2004. The Board of Directors has determined that under the rules of the SEC and the NYSE, all of the members of the Audit and Compliance Committee are independent and financially literate. The Board has also determined that Mr. Casey, Mr. Frank and Mr. Hinckley each meet the SEC criteria for “audit committee financial expert.”

The Audit and Compliance Committee, which met nine times in 2004 (four times by telephone), evaluates the performance of our independent auditors, who report directly to the Committee, and has the responsibility to retain or to terminate the independent auditors. The Audit and Compliance Committee reviews and discusses with the independent auditors and with management our annual audited consolidated financial statements and quarterly financial statements, the activities of our internal auditors, and the adequacy of our system of internal controls and procedures. The Committee pre-approves fees paid to our independent auditors for their annual audit and reviews, and pre-approves, where appropriate, significant nonaudit services to be provided by such auditors. The Audit and Compliance Committee reviews with management and discusses proposed earnings releases and information to be provided to financial analysts and securities rating agencies.

The Audit and Compliance Committee reviews the implementation of and monitors compliance with our Standards of Conduct and evaluates the Reportable Transactions and Conflicts of Interest Questionnaires completed by certain employees to determine whether conflicts of interest exist or violations of corporate policy have occurred. The Committee also considers other possible conflict of interest situations brought to its attention and makes appropriate recommendations concerning these situations.

In February 2005, the Audit and Compliance Committee revised its charter in response to revised listing standards of the NYSE. The revised charter, as approved by the full Board, is included as Appendix A to this proxy statement, and sets forth in greater detail the duties and responsibilities of the Committee.

The report of the Audit and Compliance Committee appears on page 21 of this proxy statement.

Compensation Committee.   This committee currently consists of five non-management directors. They are Larry D. Yost, Chair, Gregory K. Hinckley, Lydia H. Kennard, Stephen P. Reynolds and William D. Walsh. Claire W. Gargalli, Ms. Kennard, Mr. Walsh and Mr. Yost served on the predecessor committee, the Compensation, Governance and Nominating Committee, which met five times in 2004. The Board of

Directors has determined that under the corporate governance rules of the NYSE, all of the members of the Compensation Committee are independent.

The Committee recommends to the Board policies for executive compensation and approves the remuneration of all officers. It administers the employee stock incentive plans, cash bonus plans, Employee Stock Purchase Plan, and certain other compensation and retirement arrangements.

The charter of the Compensation Committee, as approved by the full Board, is included as Appendix B to this proxy statement, and sets forth in greater detail the duties and responsibilities of the Committee. The report of the predecessor committee on executive compensation begins on page 22 of this proxy statement.

Governance and Nominating Committee.   The Governance and Nominating Committee currently consists of five non-management directors. They are Claire W. Gargalli, Chair, Stephen E. Frank, Lydia H. Kennard, Stephen P. Reynolds and Steven B. Sample. Ms. Gargalli, Ms. Kennard, William D. Walsh and Larry D. Yost served on the predecessor committee, the Compensation, Governance and Nominating Committee, which met five times in 2004. The Board of Directors has determined that under the corporate governance rules of the NYSE, all of the members of the Governance and Nominating Committee are independent.

The Committee reviews and recommends to the Board practices and procedures relating to matters of corporate governance, including the evaluation and recommendation of criteria for membership on the Board, and the composition and structure of the Board and its committees. The Committee also reviews management succession plans and determines the compensation of Directors for Board and committee service each year.

The charter of the Governance and Nominating Committee, as approved by the full Board, is included as Appendix C to this proxy statement, and sets forth in greater detail the duties and responsibilities of the Committee.

The Governance and Nominating Committee considers the qualifications of persons recommended for election to fill vacancies that may occur in the Board of Directors from time to time. The Committee will consider persons recommended by the shareholders for election to the Board, as disclosed below under “Consideration of Director Nominees.”

Consideration of Director Nominees.

The Governance and Nominating Committee annually assesses the size, composition and needs of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise occur, the Governance and Nominating Committee consults with the full Board and may retain a professional search firm to assist with identifying and evaluating candidates.

Annex A of the Charter of the Governance and Nominating Committee (which is Appendix C to this proxy statement) states the general criteria that apply to candidates recommended by the Committee for nomination to the Board. In addition, the Committee considers specific qualities needed to fill vacancies, such as financial expertise for potential members of the Audit and Compliance Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board.

The Governance and Nominating Committee will consider candidates recommended by shareholders if they meet the criteria referred to above. Recommendations may be sent to the Committee in care of the Corporate Secretary at the address set out on the first page of this proxy statement. They must include the following:

•                     the candidate’s name and address;

•                     a brief biographical statement of the candidate, including his or her occupation for at least the last five years, and a description of his or her qualifications for Board membership; and

•                     the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

Any shareholder recommendation of a candidate for election at the 2006 Annual Meeting must be received no later than December 16, 2005 in order for the Governance and Nominating Committee to consider it.

Section 2.7 of our By-Laws establishes an alternative procedure for shareholders of record to nominate persons for election to our Board at an annual meeting. The By-Laws do not provide for such nominations to be included in the Company’s proxy statement and proxy card. A shareholder who intends to make a nomination at the annual meeting must give timely notice in writing to the Corporate Secretary. For nominations to be made at the 2006 Annual Meeting, notice must be delivered to the Corporate Secretary at the address set out on the first page of this proxy statement no earlier than January 18, 2006 and no later than February 16, 2006.

Director Compensation.

Mr. Brady is the only director who is also an employee of the Company. He is not paid any fee or additional remuneration for service as a member of the Board, and he is not a member of any Board committee.

The non-management directors are compensated under the 2002 Director Stock Option and Fee Plan (the “2002 Plan”), which was approved by our shareholders at the 2002 Annual Meeting. The 2002 Plan authorized UNOVA to issue as compensation 500,000 shares of the Common Stock, plus 245,000 shares that remained available under the 1997 Director Stock Option and Fee Plan. The number of shares issuable under the 2002 Plan is subject to adjustment for certain events affecting the Company’s capitalization.

Under the 2002 Plan, non-management directors receive an annual retainer for Board service and each director who serves as Chair of a Board committee receives an additional annual retainer. The Board committee responsible for director compensation determines each year the amount of those retainers and whether they will be paid wholly or partially in shares of Common Stock rather than cash. In 2004, the Compensation, Governance and Nominating Committee maintained the annual retainer for Board service at $30,000 and the annual retainer for service as a committee Chair at $4,000, both to be paid entirely in stock. These shares are issued to the directors quarterly, valued at the average market price of the Common Stock for the preceding quarter. Directors may elect to defer all or a portion of their retainers to a deferred stock account.

In 2004, non-management directors also received an attendance fee of $2,000 for each meeting of the Board and for each meeting of a committee of the Board on which the director served. Directors could elect to receive attendance fees in shares of Common Stock, in cash, or in a combination of both, and could choose to defer receipt until after leaving the Board.

Each director’s deferred stock account is a bookkeeping account credited with share units (also called “phantom stock”) representing shares of Common Stock. Cash credited to a director’s cash account accrues interest at a rate equal to the prime rate. Credits to the deferred stock and cash accounts are made on the first business day following the end of each quarter. A director’s stock account is credited with the number of shares of Common Stock paid in lieu of cash fees that are the subject of a deferral election. If the Company paid regular cash dividends on the Common Stock, the directors’ stock accounts would be credited with additional share units based on the fair market value of the Common Stock on the dividend payment date. Transfers between the stock account and the cash account are not permitted. Payment of deferred amounts begins in the January following the year in which a director leaves the Board. Directors may elect in advance to receive deferred amounts as a lump sum or in two to fifteen substantially equal annual installments.

Under the 2002 Plan as in effect in 2004, any person who joined the Board as a non-management director received options to purchase 25,000 shares of Common Stock as of the date of his or her election at the fair market value of such stock on the date of grant, if such person (1) did not receive stock options under a Company plan allowing for the grant of stock-based awards during the two-year period preceding the date of commencement of Board membership, or (2) was not an employee of the Company or a subsidiary of the Company during that two-year period.

On the first business day following the Annual Meeting of Shareholders in 2004, each non-management director automatically received a grant of an option to purchase 2,500 shares of Common Stock at the fair market value on the date of grant. All options granted under the 2002 Plan become fully exercisable on the first anniversary of the grant thereof; however, if a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the policy for mandatory retirement of directors, then all options held by such director become exercisable in full. In addition, if a Change of Control of the Company (as defined in the 2002 Plan) occurs, then all options granted under the 2002 Plan become fully exercisable.

Options that have vested under the 2002 Plan remain exercisable until three years following the first to occur of (a) the retirement or resignation of the director from the Board (or the director’s failure to be reelected to the Board), (b) the total and permanent disability of the director, or (c) the death of the director.

In July 2004, the Compensation, Governance and Nominating Committee asked its compensation consultant to provide an overview of trends and best practices for director compensation and an evaluation of the existing compensation structure against that of comparator groups of companies of similar size and the Company’s competitors.

As a result, the Committee made several changes to the compensation to be paid to non-management directors under the 2002 Plan beginning on January 1, 2005. It eliminated the initial grant of options for 25,000 shares and increased the annual grant from 2,500 to 10,000 shares, but specified that any new director elected in 2004 who received the 25,000 initial option grant would receive options for only 2,500 shares in 2005. The Committee also increased the annual retainer for the Chair of the Audit and Compliance Committee to $10,000 and the annual retainer for the Chairs of the Compensation Committee and the Governance and Nominating Committee to $8,000, all to be paid in Common Stock. It reduced the meeting fee for telephonic attendance at committee meetings from $2,000 to $1,000. It also decided that the annual option grants will be made on the first business day in January of each year, and that any director who joins the Board at any other time of the year will receive a pro-rata portion of the annual grant, based upon the length of his or her Board service that year. The annual retainer for Board service was not changed. It continues to be $30,000, paid wholly in shares of Common Stock or deferred stock units.

In November 2004, the Committee approved technical revisions to the 2002 Plan required by the American Jobs Creation Act of 2004 and the regulations thereunder. The 2002 Plan, as amended effective January 1, 2005, was filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Director Benefits.

Directors are reimbursed for travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

The Company’s non-management directors are compensated only under the 2002 Plan and do not participate in any Company pension or other benefit plan.

Director Ownership Guidelines.

In July 2004, the Compensation, Governance and Nominating Committee adopted stock ownership guidelines for non-management members of the Board of Directors. The guidelines suggest that those directors retain from the compensation paid to them by the Company Common Stock and derivatives of Common Stock equal in value to five times the current annual retainer fee under the 2002 Plan, calculated at the current market price. A new director would have five years from the commencement of service on the Board to accumulate this amount.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As indicated in Note (a) to the table on page 17, Unitrin, Inc. has beneficial ownership of a total of 20.66 percent of our outstanding Common Stock. In January 2005, the Life and Health Insurance segment of Unitrin entered into a contract with Intermec Technologies Corporation, a wholly owned subsidiary of UNOVA, under which Intermec will develop the software for the next generation of the segment’s handheld computers. Intermec will receive $75,000 for its services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004,

•                     None of the members of the Compensation, Governance and Nominating Committee was an officer or former officer or employee of UNOVA or any of its subsidiaries;

•                     None of the members of the Compensation, Governance and Nominating Committee entered into or agreed to enter into any transaction or series of transactions with us or any of our subsidiaries in which the amount involved exceeded $60,000;

•                     None of our executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on our Compensation, Governance and Nominating Committee;

•                     None of our executive officers was a director of another entity where one of the entity’s executive officers served on our Compensation, Governance and Nominating Committee; and

•                     None of our executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served on our Company’s Board of Directors.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors currently has eleven members. Joseph T. Casey and William D. Walsh will retire at the conclusion of the 2005 Annual Meeting and the authorized number of directors will be reduced to nine. The Board is divided into three classes, with each director normally elected to serve a three-year term and one full class of directors to be elected at each Annual Meeting.

Stephen E. Frank, Claire W. Gargalli and Lydia H. Kennard, incumbent Class I directors whose terms are currently scheduled to expire at the 2005 Annual Meeting, have been nominated for re-election as Class I directors for three-year terms.

Our Board of Directors has a policy of mandatory retirement from the Board at the Annual Meeting following a director’s 72nd birthday.

The following information provides the age, business experience, and Board committee membership as of March 21, 2005, of the nominees for election and the directors continuing in office after the Annual Meeting whose terms of office do not expire this year. All three nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any or all of such nominees declines or is unable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select, or the number of authorized directors may be reduced.

Nominees for Election as Class I Directors with Terms to Expire in 2008

STEPHEN E. FRANK, age 63.   Mr. Frank is the retired Chairman, President and Chief Executive Officer of Southern California Edison, a subsidiary of Edison International. He has been a director of UNOVA since 1997 and is a member of the Audit and Compliance Committee and the Governance and Nominating Committee. Mr. Frank was President and Chief Operating Officer of Southern California Edison from 1995 to January 2000, when he assumed the position of Chairman, President and Chief Executive Officer. He retired from those positions on January 1, 2002. Prior to joining Southern California Edison in 1995, Mr. Frank was President of Florida Power and Light Company and before that was Executive Vice President and Chief Financial Officer of TRW, Inc.

Mr. Frank is a director of Washington Mutual, Inc., Puget Energy, Inc. and Associated Electric & Gas Insurance Services Limited. He is a member of the Boards of the Los Angeles Philharmonic Association and Claremont McKenna College and a trustee of the Autry Museum of Western Heritage.

CLAIRE W. GARGALLI, age 62.   Ms. Gargalli is the retired Vice Chairman of Diversified Search Companies, executive search consultants, having served in that position from 1990 until her retirement in 1998. She has been a director of UNOVA since 1998 and is Chair of the Governance and Nominating Committee. Ms. Gargalli is a director of Praxair, Inc. and Baker Hughes Incorporated. She is an emeritus trustee of Carnegie Mellon University and of Middlebury College.

Lydia H. Kennard, age 50.   Ms. Kennard served as Executive Director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Ontario International, Palmdale Regional, and Van Nuys, from March 2000 until November 30, 2003, after serving as Interim Executive Director since August 1999. She joined Los Angeles World Airports in 1994 as Deputy Executive Director for Design and Construction. She has been a director of UNOVA since 2003 and is a member of the Compensation Committee and the Governance and Nominating Committee.

Ms. Kennard is a member of the Board of Trustees of the RAND Corporation, a nonprofit research and analysis institution; a director of IndyMac Bank; a member of the UniHealth Foundation Board; and a director of AMB Property Corporation. She is currently Chairman of KDG Development Construction Consulting.

Class II Directors Continuing in Office with Terms to Expire in 2006

GREGORY K. HINCKLEY, age 58.   Mr. Hinckley is President, Chief Operating Officer and director of Mentor Graphics Corporation, a provider of electronic design automation software and systems, and has served in that capacity since 1999. He joined Mentor Graphics as Executive Vice President, Chief Operating Officer and Chief Financial Officer in 1997. Prior thereto, he served as Chief Financial Officer of two other publicly traded companies. He joined the Board of UNOVA on July 22, 2004, and is a member of the Audit and Compliance Committee and the Compensation Committee. He also serves on the boards of Amkor Technology, Inc. and the Portland Opera.

STEVEN B. SAMPLE, age 64.   Dr. Sample is President of the University of Southern California and has held that position since 1991. He has been a director of UNOVA since 1997 and is a member of the Audit and Compliance Committee and the Governance and Nominating Committee.

From 1982 to 1991, Dr. Sample was President of the State University of New York at Buffalo. He is a director of the Wm. Wrigley Jr. Company, the Santa Catalina Island Company, the AMCAP Fund, Inc., and the American Mutual Fund, Inc. Dr. Sample is also founding Chairman of the Association of Pacific Rim Universities, a trustee of the University of Southern California and of the Regenstreif Foundation, past Chairman and current member of the Association of American Universities, and on the Board of Trustees of the J. Paul Getty Trust.

LARRY D. YOST, age 67.   Mr. Yost is the Retired Chairman of the Board and Chief Executive Officer of ArvinMeritor, Inc., a global supplier of a broad range of integrated systems, modules, and components to the motor vehicle industry. He served in those positions from 2000 to August 2004. He has been a director of UNOVA since 2002, and is Chair of the Compensation Committee.

From 1997 until the 2000 merger of Arvin, Inc. and Meritor Automotive, Inc., Mr. Yost was Chairman and Chief Executive Officer of Meritor, a supplier of automotive components and systems. He is a director of Kennametal, Inc., Milacron Inc. and Actuant Corporation. Mr. Yost is also a director of the Association for Career and Technical Education, the Economic Club of Detroit, the Automotive Hall of Fame, Detroit Renaissance and United Way Community Services. He serves on the executive board of the Detroit Area Boy Scouts of America and is a national trustee for the Boys & Girls Clubs of America. Mr. Yost also serves on the board of trustees of the Citizens Research Council of Michigan and the board of regents of the Milwaukee School of Engineering.

Class III Directors Continuing in Office with Terms to Expire in 2007

LARRY D. BRADY, age 62.   Mr. Brady is Chairman of the Board, President and Chief Executive Officer of UNOVA, Inc. He joined UNOVA as President and Chief Operating Officer in July 1999, became Chief Executive Officer in September 2000, and was elected to the additional office of Chairman of the Board in August 2001. Mr. Brady has been a director since September 1999.

Mr. Brady previously served as President of FMC Corporation, a producer of chemicals and machinery for the agricultural, industrial and government markets. He joined FMC in 1978 and held a variety of positions with that company. He was elected a Vice President of FMC in 1984, an Executive Vice President and a director in 1989, and President in 1993.

Mr. Brady is a director of Baker Hughes Incorporated and of Pactiv Corporation. He also serves as a member of the Advisory Board of Northwestern University’s Kellogg School of Management, a member of the executive committee of the National Association of Manufacturers and a member of the Board of the Washington Roundtable.

ALLEN J. LAUER, age 67.   Mr. Lauer is Chairman of the Board of Varian, Inc., a supplier of scientific instruments, vacuum technologies, and electronic manufacturing solutions, and has served in that capacity since 2002. He also served as Chief Executive Officer of Varian from 1999 until his retirement from that position on December 31, 2003, and as President from 1999 until 2002. Prior thereto, he was Executive Vice President of Varian Associates, Inc., from which the capital stock of Varian, Inc. was distributed to shareholders in 1999. He has been a director of UNOVA since 2003, and is Chair of its Audit and Compliance Committee. He is also a director of Immunicon Corporation.

STEPHEN P. REYNOLDS, age 57.   Mr. Reynolds has been President and Chief Executive Officer and a director of Puget Energy, Inc. and of its wholly owned utility subsidiary, Puget Sound Energy, Inc., since January 2002. Prior to joining Puget Energy, Mr. Reynolds was President and Chief Executive Officer of Reynolds Energy International, an energy advisory firm, from 1997 to 2001, and prior to that was President and Chief Executive Officer of Pacific Gas Transmission Company.

Mr. Reynolds has been a director of UNOVA since January 1, 2005 and serves on the Compensation Committee and the Governance and Nominating Committee of its Board. He also serves on the boards of Oregon Steel Mills, Inc., the Edison Institute, the American Gas Association, the ArtsFund and the 5th Avenue Theatre, both of Seattle, the Nature Conservancy of Washington, and the Washington Roundtable.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR the election of Mr. Frank, Ms. Gargalli and Ms. Kennard to our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of shares of Common Stock beneficially owned, directly or indirectly, by the parties that reported beneficial ownership of more than 5% of our outstanding Common Stock as of December 31, 2004, and by each director, each executive officer named in the Summary Compensation Table on page 28 (the “Named Executive Officers”), and all of our directors and executive officers as a group as of March 21, 2005.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and is not necessarily indicative of beneficial ownership for any other purpose. Shares of Common Stock that a person has a right to acquire within 60 days are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

Beneficial Owners of More Than 5%
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Unitrin, Inc. One East Wacker Drive Chicago, IL 60601,	12,657,764	(a)	20.66
FMR Corp. 82 Devonshire Street Boston, MA 02109	9,124,330	(b)	14.89
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	3,175,839	(c)	5.18
Cramer Rosenthal McGlynn, LLC 520 Madison Avenue New York, NY 10022	3,129,692	(d)	5.11
Strong Capital Management, Inc. 100 Heritage Reserve Menomonee Falls, WI 53051	3,120,435	(e)	5.09

(a)

Unitrin, Inc. (“Unitrin”) has reported in a filing on Schedule 13G under the Exchange Act that it shares power to vote and dispose of these UNOVA shares with its wholly owned subsidiary, Trinity Universal Insurance Company. For a description of a transaction involving UNOVA and Unitrin, see the information under the caption “Certain Relationships and Related Transactions” on page 13, above.

(b)

FMR Corp., Edward C. Johnson and Abigail P. Johnson have reported in a filing on Schedule 13G/A dated February 14, 2005, that several entities under their control have the sole power to dispose of or direct the disposition of all of these shares and the sole power to vote or direct the vote of 2,782,800 of these shares.

(c)

Lord, Abbett & Co. LLC, filing as an investment adviser, has reported in a Schedule 13G dated February 2, 2005, that at December 31, 2004, it had sole voting power and sole dispositive power over all of these shares.

(d)

Cramer Rosenthal McGlynn, LLC, filing as an investment adviser, has reported on a Schedule 13G dated January 22, 2005, that at December 31, 2004, it held sole voting power over 1,605,088 shares, shared voting power over 1,138,612 shares, sole dispositive power over 1,579,400 shares and shared dispositive power over 1,534,500 shares.

(e)

Strong Capital Management, Inc., filing as an investment adviser, has reported in a Schedule 13G dated February 11, 2005, that at December 31, 2004 it had sole voting power over 3,075,335 shares and sole dispositive power over 3,120,435 shares.

Beneficial Ownership of Management.

Except as otherwise indicated, and except to the extent that transfer of shares of Restricted Stock and of Restricted Stock Units is prohibited prior to the satisfaction of the terms of the award, each director and Named Executive Officer either has sole investment and voting power with respect to the securities shown or shares investment and/or voting power with that individual’s spouse.

The address of each director and Named Executive Officer listed in the table below is c/o UNOVA, Inc., 6001 36th Avenue West, Everett, Washington 98203-1264.

Directors and Officers	Amount and Nature of Beneficial Ownership		Percent of Class
Larry D. Brady	581,310	(a)	*
Joseph T. Casey	190,130	(a)(c)(d)	*
Kenneth L. Cohen	126,053	(a)(e)	*
Stephen E. Frank	104,971	(a)(c)	*
Claire W. Gargalli	91,873	(a)(c)	*
Gregory K. Hinckley	741		*
Michael E. Keane	685,163	(a)(b)(e)	1.1
Lydia H. Kennard	30,492	(a)	*
Allen J. Lauer	35,139	(a)(c)(f)	*
Thomas O. Miller	298,990	(a)(g)	*
Stephen P. Reynolds	0		*
Steven B. Sample	58,226	(a)(c)(h)	*
Robert T. Smith	66,886	(i)	*
William D. Walsh	198,841	(a)(c)(j)	*
Larry D. Yost	45,655	(a)(c)	*
All directors and executive officers (16 persons)	2,502,995		4.0

*              Less than 1%.

(a)           Includes the following shares of Common Stock subject to outstanding options that were exercisable on March 21, 2005, or become exercisable within 60 days thereafter, pursuant to stock options awarded under our plans:

Mr. Brady – 62,000	Ms. Gargalli – 80,000	Mr. Miller – 193,000
Mr. Casey – 70,000	Mr. Keane – 466,088	Dr. Sample – 40,000
Mr. Cohen – 54,668	Ms. Kennard – 27,500	Mr. Walsh – 64,000
Mr. Frank – 40,000	Mr. Lauer – 30,000	Mr. Yost – 30,000

(b)           Includes 48,500 shares held by The UNOVA Foundation (the “Foundation”). Voting and investment power with respect to these shares is exercised by the Foundation’s officers, who are elected by the directors of the Foundation. Mr. Keane is one of four directors. Such individuals, by virtue of their ability to elect the officers of the Foundation, may be deemed indirectly to beneficially own such shares for certain purposes within the meaning of the SEC regulations referred to above.

(c)            Includes the following shares of Common Stock credited to the directors’ deferred accounts as bookkeeping entries under the 2002 Director Stock Option and Fee Plan:

Mr. Casey – 44,867	Dr. Sample – 17,726
Mr. Frank – 57,971	Mr. Walsh – 23,241
Ms. Gargalli – 9,873	Mr. Yost – 15,655
Mr. Lauer – 4,139

(d)          Includes 10,000 shares held by a charitable corporation of which Mr. Casey serves as a trustee. Mr. Casey has voting and investment power with respect to such 10,000 shares and may thus be deemed to beneficially own such shares for certain purposes within the meaning of applicable SEC regulations, but disclaims beneficial ownership of those shares.

(e)           Includes 31,475 shares held by the UNOVA Master Pension Trust, a trust organized to hold the assets of certain qualified U.S. pension plans. Voting and investment power with respect to these shares is exercised by a committee appointed by the Board of Directors comprising Mr. Cohen, Mr. Keane, and another employee of the Company.

(f)             Includes 1,000 shares held by a family trust of which Mr. Lauer is a trustee.

(g)           Includes 10,000 Restricted Stock Units; see note (b) to the Summary Compensation Table on page 28.

(h)          Includes 500 shares held by a family trust of which Dr. Sample is a trustee.

(i)              Includes 60,417 shares of Restricted Stock; see note (b) to the Summary Compensation Table on page 28.

(j)              Includes 111,600 shares held by a family trust of which Mr. Walsh is a trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

Based on our review of the reports we have received and written representations that no other reports were required for 2004, we believe that all Section 16(a) reporting requirements applicable to our executive officers and directors in 2004 were satisfied in a timely fashion, except for the following. The Form 3 for Kenneth L. Cohen was inadvertently filed one day late. A Form 5 for Thomas O. Miller (which was timely filed) included a late report of the award by the Company of 10,000 Restricted Stock Units.

INDEPENDENT AUDITORS

The Audit and Compliance Committee has reappointed the firm of Deloitte & Touche LLP to serve as our independent auditors for the year 2005. Deloitte & Touche LLP has served as our independent auditors since we became a public company in 1997, is familiar with our business and operations, and has offices in most of the countries in which we conduct business. In making this appointment, the Audit and Compliance Committee considered whether the provision of the services other than the services described under “Audit Fees” and “Audit-Related Fees” is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that the provision of such services is compatible with maintaining their independence.

Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The aggregate fees we paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the years ended December 31, 2004 and 2003 were as follows (amounts in thousands):

	2004	2003
Audit Fees(a)	$3,742	$1,461
Audit-Related Fees(b)	125	5
Total Audit and Audit-Related Fees	3,867	1,467
Tax Fees(c)	615	187
Other Fees	0	0

(a)           Includes fees billed for the audit of our annual financial statements for the years ended December 31, 2004 and 2003 included in our annual reports on Form 10-K and for the reviews of interim financial information included in our quarterly reports on Form 10-Q.

(b)           Includes fees billed for consultation services related to internal controls and consents and filings on Forms 8-K and S-8 for the years ended December 31, 2004 and 2003.

(c)            Includes fees for review of tax returns and consultations related to tax matters for the years ended December 31, 2004 and 2003.

The Audit and Compliance Committee’s policy is that all audit and non-audit services to be performed by our independent auditor must be approved in advance. The policy permits the Audit and Compliance Committee to delegate pre-approval authority (except with respect to services related to internal controls) to one or more of its members and requires any member who pre-approves services pursuant to that authority to report the decision to the full Committee no later than its next scheduled meeting. The Audit and Compliance Committee has delegated such authority to its Chair.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The Board of Directors adopted a written charter for the Audit and Compliance Committee, which we amended in February 2005 and, as so amended, is set forth as Appendix A to this 2005 Proxy Statement.

In accordance with the provisions of our charter, we have (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2004 with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU § 380”) as modified or supplemented, and (iii) received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” as modified or supplemented, and discussed with Deloitte its independence from the Company.

As part of our responsibilities under our charter, we reviewed with the Company’s General Counsel whether there were any legal matters that have had or are likely to have a material impact on the Company’s financial statements. We also reviewed the Company’s compliance with the UNOVA Standards of Conduct.

In addition, we met with Deloitte prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q to discuss the results of its review of the financial information included in those reports.

Management has represented to the Committee, and Deloitte has confirmed, that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In performing our oversight function, we relied upon advice and information received in our discussions with the Company’s management, internal auditors, and independent auditors. This advice and information was obtained at the nine Committee meetings held during the year, during which we engaged both management and Deloitte in current discussions. During five of these meetings we met separately with the Company’s internal auditors and then with Deloitte. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2004, be included in the Company’s Annual Report on Form 10-K for that year.

Dated: March 23, 2005
The Audit and Compliance Committee
Allen J. Lauer, Chair Joseph T. Casey Stephen E. Frank Gregory K. Hinckley Steven B. Sample

EXECUTIVE COMPENSATION

Report of the Compensation, Governance and Nominating
Committee on Executive Compensation

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. In 2004, its predecessor, the Compensation, Governance and Nominating Committee (the “Committee”), had this responsibility and the members of the Committee have issued this report. The Committee was composed of four non-management directors who were and are independent, as required by the Committee’s Charter and as determined by the Board, within the meaning of SEC regulations and the NYSE listing standards.

Policies and Practices

Our executive compensation program has three principal elements:

•       base annual salary,

•       annual incentive bonuses based primarily on the achievement by the Company or its relevant operating units of pre-established performance goals, and

•       long-term incentives in the form of stock-based awards.

Historically, the Company has operated in two primary businesses, Automated Data Systems (“ADS”) and Industrial Automation Systems (“IAS”). Our policy has been to grant a larger percentage of total compensation in the form of stock incentives to ADS executives, and a larger percentage in the form of cash bonuses to IAS executives, to ensure that the total compensation of executives in the two groups aligns with the composition of total compensation for the markets in which they operate.

Base Salary

Each year, our independent compensation consultant provides survey information with respect to the practices of a broad sample of manufacturing and service companies of similar size (the “Compensation Peer Group”).* In November 2004, we reviewed the performance of the Chief Executive Officer and other executive officers, and compared their base salaries with the base salaries of individuals performing comparable duties at companies in the Compensation Peer Group. Mr. Brady informed the Committee of his desire to decline any increase in base salary for 2005 and future years. Although we determined that an increase was warranted based upon Mr. Brady’s performance and the data provided by the Compensation Peer Group survey, the Committee acceded to Mr. Brady’s request for no increase in his base salary. After performing our review, we increased the base salaries shown in the Summary Compensation Table for the other Named Executive Officers by 3% or 4%. Each executive officer’s increase will become effective upon the anniversary date of his last salary increase. After these increases, the Named Executive Officers’ base annual salaries were generally at the 50th percentile of the Compensation Peer Group.

*              The companies included in this survey are not identical to those utilized in the Stock Performance Graphs on page 26. The Compensation Peer Group benchmarks executive compensation against companies with which the Company competes in the market for executive talent. The line of business indexes used in the performance graphs are determined in accordance with Securities and Exchange Commission regulations.

Annual Incentives for 2004

The UNOVA, Inc. 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), which was approved by shareholders at the 2004 Annual Meeting, provides for bonuses based upon a variety of financial objectives that directly relate to our near-term financial goals. At its first meeting of the year, the Committee set the performance goals for annual incentive awards. Overall corporate goals for 2004 were (a) improving profitability, (b) restructuring the IAS businesses, and (c) managing UNOVA’s assets in an efficient manner to emphasize positive cash flow and improved return on investment. The Named Executive Officers were assigned targets for incentive pay ranging from 50 percent to 100 percent of their annual salaries. In February 2005, the new Compensation Committee considered the extent to which UNOVA and its operating entities had met the previously established performance goals.

The 2004 performance goals for the Chief Executive Officer and other corporate officers who were not heads of operating divisions were based 70 percent on the Company achieving the Earnings Before Tax goal and 30 percent on achieving the Net Capital Utilized as a Percent of Sales goal. The actual Earnings Before Tax were 106.00 percent of the goal. The actual Net Capital Utilized as a Percent of Sales was 107.10 percent of the goal. Applying the weighting of 70 percent and 30 percent, respectively, to those factors resulted in awards of 106.33 percent of the individual targets for the Chief Executive Officer and the other corporate Named Executive Officers. Mr. Brady and Mr. Keane each received a bonus equal to 106.33 percent of his 2004 salary and Mr. Cohen received a bonus equal to 53.16 percent of his 2004 salary.

Goals for executives and other participants associated with ADS were based 70 percent on achieving the Business Operating Profit goal and 30 percent on achieving the Net Working Assets as a Percent of Sales goal. In addition, the Committee adopted a bonus modifier for ADS for 2004. The modifier enabled the Committee, in its discretion, to increase or decrease the earned payout by up to ten percent, based on the successful implementation of four specifically identified strategic product and market development programs in 2004. The actual Business Operating Profit was 122.70 percent of the goal. The actual Net Working Assets as a Percent of Sales was 97.50 percent of the goal. Therefore, the weighted result before application of the modifier was 115.14 percent of the individual targets. After considering the outstanding performance of ADS in the four identified programs, and the long-term benefits that are expected to result, the Committee increased the payout for ADS participants by ten percent, to 126.65 percent of their targets. Mr. Miller received a bonus equal to 101.32 percent of his 2004 salary.

For the executives responsible for IAS as a whole, the goals were based 50 percent on Business Operating Profit and 50 percent on Net Working Assets as a Percent of Sales. The actual Business Operating Profit achieved was 59.9 percent of the goal and the actual Net Working Assets as a Percent of Sales achieved was 115.3 percent of the goal, producing weighted awards of 87.6 percent of the individual targets. Mr. Smith received a bonus equal to 78.84 percent of his 2004 salary.

The Bonus column of the Summary Compensation Table on page 28 shows the bonus awards to the Named Executive Officers for performance in 2004.

Long-Term Incentive Awards

Long-Term Performance Share Program

In May 2004, we adopted the Long-Term Performance Share Program, a sub-plan of the Omnibus Plan. The primary purpose of the program is to provide a competitive long-term incentive program that will reward officers for the Company’s overall success in its financial performance and sustained increases in its stock price. The performance period under the program is three years, and a new three-year performance period will begin annually. The Compensation Committee will establish target awards of performance share units (“PSUs”) for each participant. Participants can earn from 0 percent to 200 percent of their target PSUs, based on the Company’s financial performance. Participants who have satisfied their minimum ownership levels under the stock ownership guidelines for officers will receive cash payouts from this program. Cash payouts will be calculated based on the daily averages of the high and low sale prices of the Common Stock for the last 30 trading days of the performance period. Participants who have not met their minimum ownership levels will receive payouts in cash or stock (or a combination), at the discretion of the Compensation Committee.

The first performance period under the Long-Term Performance Share Program runs from January 1, 2004 to December 31, 2006. The performance measures chosen for PSUs awarded in the first period are the Company’s average Return on Net Capital Utilized for fiscal years 2004, 2005 and 2006 and the Company’s cumulative Earnings per Share for the three-year performance period.

Named Executive Officers’ Long-Term Compensation Awards

At our meeting in May 2004, we reviewed management’s recommendations for equity awards to our officers and key employees. After consideration and discussion, we approved grants of stock options for 135,000 shares of Common Stock, 16,667 shares of time-based Restricted Stock and 45,000 PSUs to our five Named Executive Officers as a group. We valued each share of Restricted Stock and each PSU as equal to options for three shares.

The awards and the terms of each award made to the five Named Executive Officers are shown in the Long-Term Compensation Awards columns of the Summary Compensation Table on page 28, the Options Granted in Last Fiscal Year Table on page 30 and the Long-Term Incentive Plans Table on page 32. The number of options, shares of Restricted Stock and PSUs granted to each of the five Named Executive Officers was based on the Committee’s subjective determination after considering performance, past practice, and the competitiveness of total compensation of individual positions relative to our Compensation Peer Group. Executive officers other than Mr. Smith received half of their awards in stock options and half in PSUs. Mr. Smith’s award consisted entirely of Restricted Stock, in view of the potential separation of the IAS division. After considering these long-term incentive awards, total compensation of Named Executive Officers generally fell within the 50th percentile of the Compensation Peer Group.

The Company entered into an agreement with Mr. Smith in 2003, when he was hired, under which he received 50,000 shares of Restricted Stock. The shares are restricted until the performance goal is achieved, although partial releases of the restriction based on partial achievement are authorized. The performance goal is based on achievement of a material improvement to cash flow and cash flow efficiency of IAS as determined over any consecutive four quarters or as of each anniversary of the agreement date in the reasonable discretion of the CEO and the CFO of the Company prior to the third anniversary. In July 2004, the CEO and the CFO determined that the performance goal had been partially satisfied and that 12.5 percent of the shares should be released from the restriction. This Committee concurred with that determination. In March 2005, the Compensation Committee approved an amendment to this agreement that allows vesting of the shares after termination of Mr. Smith’s employment with the Company.  This amendment recognizes that the performance goals may be met after termination of his employment as a result of his management of IAS prior to his departure.

Retention and Relocation Awards

In 2004, we also made special grants to certain Named Executive Officers as retention awards. Mr. Keane received a retention award of 40,573 shares of Restricted Stock that vest ratably over three years. Mr. Miller received a retention award of 20,000 Restricted Stock Units (“RSUs”), half of which vest after three years and the other half of which vest only on the attainment of specified performance goals. Those goals are based on Intermec Technologies Corporation’s revenue and operating margin for fiscal year 2006. In accordance with a plan made in 2002, Mr. Keane received a relocation incentive of $176,010 in 2004 as part of the corporate office relocation program. This Committee also authorized payments of

$100,000 to Mr. Keane and $37,000 to Mr. Miller to cover incidental expenses of their relocations to Washington State.

Personal Benefits

The Company’s officers receive minimal personal benefits. There is no Company aircraft. Officers are not provided with reserved parking spaces or separate dining facilities or country club memberships. Officers receive a car allowance of $1,000 per month and may be provided memberships in business organizations. None of the Named Executive Officers received perquisites that reached the minimum level requiring disclosure in the Summary Compensation Table in 2002, 2003 or 2004.

Stock Ownership Guidelines

In 2003, in order to assure that the corporate officers have a demonstrable stake in the Company’s equity, the independent directors recommended the adoption of guidelines for ownership of the Company’s stock by the officers. The guidelines provide that the Chairman and CEO should retain Common Stock whose value equals five times his annual base salary before selling or otherwise transferring ownership of such stock. For other executive officers, the level is three times annual base salary, and for all other officers the level is one time annual base salary. Restricted Stock, Restricted Stock Units and PSUs, but not stock options, are counted in determining whether officers meet these guidelines.

Tax Deduction on Compensation in Excess of $1 Million per Year

Section 162(m) of the Internal Revenue Code of 1986 disallows a tax deduction to public companies for compensation for any fiscal year in excess of $1 million paid to the CEO or any of the other four most highly compensated officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

While we anticipate that compensation awarded under the Omnibus Plan will be deductible, there may be instances when we determine that the interests of the Company and its shareholders will be better served by compensation based on other factors. In such circumstances, we may award compensation of which some portion may not be deductible for Federal income tax purposes from the Company’s gross income.

Dated: March 23, 2005	The Compensation, Governance and Nominating Committee (in 2004)
William D. Walsh, Chair
Claire W. Gargalli
Lydia H. Kennard
Larry D. Yost

STOCK PERFORMANCE GRAPHS

Set forth below are two line graphs comparing the percentage change in the cumulative total shareholder return on the Company’s Common Stock for the five-year period ending December 31, 2004, with the cumulative total return for the same period of the Standard & Poor’s Midcap 400 Index and one line-of-business index. Each graph assumes an investment of $100 at the beginning of the period in Common Stock, in the S&P Midcap 400 Index, and in the companies included in the line-of-business index. Total shareholder return was calculated on the basis that in each case all dividends were reinvested. The stock price performance shown in the graph is not necessarily indicative of future price performance.

The first graph includes a composite line-of-business index designed to reflect the mix of our business segments in 2004. The composite line-of-business index was prepared by Standard & Poor’s by combining the Standard & Poor’s 1500 Electrical Equipment and Instruments index, which management believes comprises companies reasonably comparable to our Automated Data Systems segment (“ADS”), and the Standard & Poor’s 1500 Industrial Machinery index, which management believes comprises companies reasonably comparable to our Industrial Automation Systems segment (“IAS”). The composite index is weighted based on the relative sales of our segments for 2004, with 63% representing ADS and 37% representing IAS.

	INDEXED RETURNS Years Ending
	Base Period
Company or Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
UNOVA, Inc.	100.00	27.88	44.62	46.15	176.54	194.54
S&P Midcap 400 Index	100.00	117.51	116.80	99.85	135.41	157.73
S&P Composite Index	100.00	94.03	73.59	50.55	76.39	75.36

The second graph includes a line for the Standard & Poor’s 1500 Electrical Equipment and Instruments index alone. This reflects the fact that the IAS businesses have been classified as discontinued operations and are expected to be divested in 2005.

	INDEXED RETURNS Years Ending
	Base Period
Company or Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
UNOVA, Inc.	100.00	27.88	44.62	46.15	176.54	194.54
S&P Midcap 400 Index	100.00	117.51	116.80	99.85	135.41	157.73
S&P 1500 Electrical Equipment and Instruments Index	100.00	94.08	57.29	31.16	51.38	49.52

SUMMARY COMPENSATION TABLE

The following table sets forth information for the periods indicated concerning compensation paid to the Named Executive Officers for services rendered with respect to 2004.

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary $(a)		Bonus ($)		Restricted Stock Awards ($)(b)		Securities Underlying Options (#)		All Other Compensation ($)(c)
Larry D. Brady	2004	$692,385		$736,213		$0		60,000		$2,400
Chairman, President	2003	673,000		836,608		259,331		100,000		2,000
and CEO	2002	455,019	(d)	487,500	(e)	325,000	(e)	345,000	(d)	257,971
Kenneth L. Cohen	2004	196,831		104,645		0		10,000		2,400
VP and Treasurer (since Jan. 2004)
Michael E. Keane	2004	362,662		385,619		738,429		35,000		279,438
Senior VP and	2003	352,000		438,546		97,250		37,500		2,962
CFO	2002	306,000	(d)	431,783		0		109,000	(d)	8,942
Thomas O. Miller	2004	330,924		335,303		174,900		30,000		48,870
VP; President of	2003	292,893		270,048		64,831		25,000		11,395
Intermec	2002	218,854	(d)	274,521		0		106,000	(d)	10,791
Robert T. Smith	2004	317,424		250,257		303,339		0		2,400
Senior VP and	2003	169,862		118,076		677,000		0		1,620
President of IAS (since June 2003)

(a)    Includes amounts deferred under Section 401(k) of the Internal Revenue Code of 1986, as amended, or otherwise deferred.

(b)    The amounts reported in this column are the values of the shares of Restricted Stock and time-based Restricted Stock Units (“RSUs”), using the closing market prices of unrestricted Common Stock on the dates of grant. Upon vesting, the participant will receive one share of Common Stock for each time-based RSU.

Pursuant to SEC regulations, we must also report here the number and aggregate value of all unvested stock and stock-equivalent holdings at the end of the last fiscal year, regardless of when acquired. At December 31, 2004, the aggregate holdings of Restricted Stock, RSUs and PSUs of the Named Executive Officers, valued at $25.29 per share (the closing price of the Common Stock on the NYSE composite tape on that date), were as follows:

Mr. Brady, 82,682 shares with an aggregate value of $2,091,028;

Mr. Cohen, 6,295 shares with an aggregate value of $159,201;

Mr. Keane, 60,573 shares with an aggregate value of $1,531,891;

Mr. Miller, 35,555 shares with an aggregate value of $899,186; and

Mr. Smith, 60,417 shares with an aggregate value of $1,527,946.

These amounts do not include shares originally issued as Restricted Stock as to which the restrictions have been removed by virtue of the lapse of time or satisfaction of other requirements. They do include performance-based awards denominated in stock units, assuming achievement of target levels.

Restricted Stock awards have been made under the Company’s 1997, 1999, and 2001 Stock Incentive Plans. Those that are not subject to satisfaction of performance measures generally vest in equal installments on the first, second and third anniversaries of the date of grant. If employment terminates because of disability or death, the Restricted Stock will vest immediately. If employment is terminated for any other reason, unvested awards will be forfeited. Unvested Restricted Stock will immediately vest upon a Change of Control (as defined below under the caption “Change of Control Employment Agreements”). Holders of Restricted Stock have the right to vote the shares and to receive any dividends declared on the Common Stock. RSUs have been issued under the Company’s 2004 Omnibus Incentive Compensation Plan. They are not issued and outstanding shares of Common Stock and holders do not have the right to vote them or to receive dividends, but they are otherwise subject to the same terms as shares of Restricted Stock. All of the shares of Restricted Stock and RSUs shown in the preceding paragraph of this note are time-based and subject to these terms except as otherwise stated below.

PSUs are granted under the Long-Term Performance Share Program and the terms are reported in note (a) to the Long-Term Incentive Plans Table on page 32.

Mr. Miller received a retention award of 20,000 RSUs in May 2004 under the Omnibus Plan. Half of those RSUs vest after three years; they are shown in the Restricted Stock Awards column of the Summary Compensation Table. The other half vest only on the attainment of specified performance goals; they are not included in the table above because they are shown in the Long-Term Incentive Plans Table on page 32. Those 20,000 RSUs are included in Mr. Miller’s total of 35,555 in the second paragraph of this note. All RSUs that vest will be paid in the form of unrestricted shares of Common Stock.

The Company entered into an agreement with Mr. Smith in 2003, when he was hired, under which he received 50,000 shares of Restricted Stock. The shares are restricted until the performance goal is satisfied, although partial releases of the restriction are authorized. The performance goal is based on achievement of a material improvement to cash flow and cash flow efficiency of IAS as determined over any four consecutive quarters or as of each anniversary of the agreement date in the reasonable discretion of the Chief Executive Officer and the Chief Financial Officer of the Company prior to the third anniversary. All shares still subject to restriction on the third anniversary of the agreement date will be forfeited. In July 2004, it was determined that the performance goal had been partially satisfied and 12.5 percent of the shares were released from the restriction. Of the 2003 award, 43,750 shares remain subject to the restriction. In March 2005, the Compensation Committee approved an amendment to this agreement that allows vesting of the shares after termination of Mr. Smith’s employment with the Company. This amendment recognizes that the performance goals may be met after termination of his employment as a result of his management of IAS prior to his departure.

In 2004, Mr. Smith received an award of 16,667 shares of time-based Restricted Stock on the same terms as certain other employees of IAS. The restriction on transfer is released in equal installments on the first, second and third anniversaries of the date of grant. These grants differ from other time-based grants of Restricted Stock described above in that they provide for release of restrictions on transfer upon the termination of employment that is not voluntary and not for cause. Mr. Smith and other employees who received these grants will receive their shares free of restrictions if their employment is terminated due to the sale of the IAS businesses, whether or not they are hired by the purchasers of those businesses.

(c)  Included in this column for 2004 are the following: (i) present value costs of our portion of the 2004 premium for split-dollar life insurance for Mr. Keane of $1,028 and for Mr. Miller of $1,070; (ii) matching contributions of $2,400 made to the respective accounts of the Named Executive Officers under the 401(k) plan; (iii) the amount of $8,400 paid to Mr. Miller by Intermec Technologies Corporation pursuant to an executive flexible benefits plan; (iv) payments of $100,000 to Mr. Keane and $37,000 to Mr. Miller that were authorized by the Compensation, Governance and Nominating Committee to cover incidental expenses of their relocations to Washington State; and (v) a relocation incentive  for Mr. Keane of $176,010 as part of the corporate office relocation program.

(d)   The Company offered its officers the opportunity to receive up to 50% of the cash compensation paid in 2002 (comprising both base salary for 2002 and any bonus awarded for 2001) in the form of options to purchase Common Stock. For each $1.00 of bonus or base salary the officer elected to receive in this form, the officer received on April 15, 2002, an option to purchase one share of Common Stock at $7.25, its fair market value on that date. Elections to receive these options were required to be made prior to January 1, 2002. Amounts of cash and stock options received as a portion of base salary for 2002 are set forth in the columns for 2002 entitled “Salary” and “Securities Underlying Options,” as applicable. These options vested and were fully exercisable upon their grant. If not exercised, they will expire five years after their grant date.

(e)    In accordance with Mr. Brady’s request, his total bonus for 2002 was paid $487,500 in cash and the remainder of $325,000 by an award of Restricted Stock. The number of shares of Restricted Stock so issued to Mr. Brady was 60,690 shares valued at $5.355, the fair market value of the Common Stock on February 14, 2003, the grant date.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows stock option grants with respect to shares of Common Stock under the 2001 Stock Incentive Plan to the Named Executive Officers during the 2004 fiscal year.

Name	Number of Options Granted in 2004 (a)		Percentage of Total Options Granted to Employees in 2004	Exercise Price ($/sh)	Expiration Date	Grant Date Present Value ($)(b)
Larry D. Brady	5,805	(c)	1.05	$17.225	05/06/2014	$67,927
	54,195	(d)	9.84	17.225	05/06/2014	634,161
	60,000		10.90			702,088

Kenneth L. Cohen	10,000	(e)	1.82	17.225	05/06/2014	117,015

Michael E. Keane	8,249	(f)	1.50	17.225	05/06/2014	96,525
	26,751	(g)	4.86	17.225	05/06/2014	313,026
	35,000		6.36			409,551

Thomas O. Miller	9,369	(h)	1.70	17.225	05/06/2014	109,631
	20,631	(i)	3.75	17.225	05/06/2014	241,413
	30,000		5.45			351,044

Robert T. Smith	0		0	—	—	0

(a)           All options granted to the Named Executive Officers were granted at the fair market value of a share of Common Stock on the date of the grant. These options permit payment of the exercise price and any withholding tax due upon exercise by the surrender of already owned shares of Common Stock having a fair market value equal to the exercise price or the amount of withholding tax and also permit payment of withholding tax by applying shares otherwise issuable upon exercise. All such options become immediately exercisable upon the occurrence of certain events resulting in a Change of Control of the Company, and accelerated vesting schedules become applicable in the event of the death of the optionee while employed. Change of Control has the meaning discussed under “Change of Control Employment Agreements,” below.

(b)           The Black-Scholes model was used to determine the grant date present value of these stock options. This method requires the assumption of certain values that affect the option price. The values that were used in this model are the volatility of the price of the Common Stock and the estimate of the risk-free interest rate. Since we have not paid a cash dividend, no yield on the Common Stock was assumed. For purposes of the model used to value the options in this table, a weighted average volatility factor of 51.89% for UNOVA, determined from historical stock price fluctuations, and a 4.63% weighted average risk-free interest rate determined from market information prevailing on the grant date were used. No adjustments were made for the nontransferability or risk of forfeiture of the stock options. This model allocates the valuation evenly over the vesting schedule. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

(c)            Incentive stock options, which become exercisable on May 6, 2009.

(d)          Nonqualified stock options. These options become exercisable in four equal installments of 12,000 shares on May 6, 2005, May 6, 2006, May 6, 2007 and May 6, 2008, and one installment of 6,195 shares on May 6, 2009.

(e)           Incentive stock options, which become exercisable in five equal annual installments of 2,000 shares on May 6, 2005, May 6, 2006, May 6, 2007, May 6, 2008 and May 6, 2009.

(f)             Incentive stock options. These options become exercisable in one installment of 2,444 shares on May 6, 2008 and one installment of 5,805 shares on May 6, 2009.

(g)           Nonqualified stock options. These options become exercisable in three equal installments of 7,000 shares on May 6, 2005, May 6, 2006 and May 6, 2007, one installment of 4,556 shares on May 6, 2008 and a final installment of 1,195 shares on May 6, 2009.

(h)          Incentive stock options, which become exercisable in one installment of 3,564 shares on May 6, 2008 and one installment of 5,805 shares on May 6, 2009.

(i)              Nonqualified stock options. These options become exercisable in three equal installments of 6,000 shares on May 6, 2005, May 6, 2006 and May 6, 2007, one installment of 2,436 shares on May 6, 2008 and a final installment of 195 shares on May 6, 2009.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table indicates the number and the value of stock options held by each of the Named Executive Officers at December 31, 2004, based on the reported closing price of Common Stock on that date of $25.29.

			Number of Securities Underlying Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Larry D. Brady	230,000	$4,591,300	0	280,000	$ 0	$4,556,850
Kenneth L. Cohen	0	0	48,334	29,333	703,612	441,086
Michael E. Keane	0	0	436,588	135,000	5,974,144	2,143,050
Thomas O. Miller	5,000	105,500	177,000	94,000	2,875,227	1,426,200
Robert T. Smith	0	0	0	0	0	0

All options shown in the table were granted at the fair market value on the date of grant under the UNOVA, Inc. 1997 Stock Incentive Plan, 1999 Stock Incentive Plan or 2001 Stock Incentive Plan, all of which were approved by the shareholders. We have not issued shares of Common Stock under any equity-based compensation plan or arrangement that was not approved by the shareholders.

LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

The Compensation, Governance and Nominating Committee made the following awards in 2004 pursuant to the Omnibus Plan.

					Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights		Performance or Other Period Until Maturation or Payout	Below Threshold (#)	Threshold (#)	Target (#)	Maximum (#)
Larry D. Brady	20,000	(a)	2004 – 2006	0	10,000	20,000	40,000
Kenneth L. Cohen	3,333	(a)	2004 – 2006	0	1,667	3,333	6.666
Michael E. Keane	11,667	(a)	2004 – 2006	0	5,834	11,667	23,334
Thomas O. Miller	10,000	(a)	2004 – 2006	0	5,000	10,000	20,000
Thomas O. Miller	10,000	(b)	2006	0	5,000	10,000	20,000
Robert T. Smith	0		–	0	0	0	0

(a)                 These awards were made under the Long-Term Performance Share Program, a sub-plan of the Omnibus Plan. The performance period under the Program is three years, and a new three-year performance period will begin annually. The Compensation, Governance and Nominating Committee established target awards of PSUs for each participant in May 2004. Participants can earn from 0 percent to 200 percent of their target shares, based on the Company’s financial performance. Participants who have satisfied their minimum ownership level under the stock ownership guidelines for officers will receive cash payouts from the Program. Cash payouts will be calculated based on the daily averages of the high and low sale prices of the Common Stock for the last 30 trading days of the performance period. Participants who have not satisfied their minimum ownership levels will receive payouts in cash or stock (or a combination), at the discretion of the Compensation Committee.

The first performance period under the Long-Term Performance Share Program runs from January 1, 2004 to December 31, 2006. The performance measures for PSUs awarded in the first period are the Company’s average Return on Net Capital Utilized for fiscal years 2004, 2005 and 2006 and the Company’s cumulative Earnings per Share for the three-year performance period.

(b)                Under the terms of a retention award made to Mr. Miller in May 2004, these RSUs vest only on the attainment of specified performance goals. He can earn from 0 percent to 200 percent of his target shares based on Intermec Technologies Corporation’s revenue and operating margin for fiscal year 2006. All RSUs still subject to restriction become fully vested on termination of employment by reason of death or disability and upon a Change of Control, as defined in the Omnibus Plan. All RSUs that vest will be paid in the form of unrestricted shares of Common Stock.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

We have entered into change of control employment agreements with the Named Executive Officers and certain additional officers (collectively, the “Agreements”). The Agreements become effective only upon the occurrence of a Change of Control, which includes substantially those events described below. Absent a Change of Control, the Agreements do not require us to retain the executives or to pay them any specified level of compensation or benefits.

Generally, under the Agreements, a Change of Control is deemed to have occurred if: (a) a majority of the Board becomes composed of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of our outstanding voting stock, other than as a result of our repurchase of our voting stock; (c) our shareholders approve a merger, reorganization, consolidation with another party (other than certain limited types of mergers), or sale or other disposition of all or substantially all of our assets; or (d) our shareholders approve our liquidation or dissolution.

The Agreements generally provide that for three years after a Change of Control, there will be no adverse change in the executive’s salary, bonus opportunity, benefits, or location of employment. If, during this period following a Change of Control, the Company terminates the executive’s employment other than for cause, or if the executive terminates his or her employment for good reason (including compensation reductions, demotions, relocation, and excessive travel requirements), or voluntarily during the 30-day period following the first anniversary of a Change of Control that results in a change in the composition of a majority of our Board of Directors (or, if later, the first anniversary of such change in the composition of the Board), the executive is entitled to receive an accrued salary and annual incentive payment through the date of the termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive’s base salary and annual bonus. Compensation is also paid for certain pension, insurance, and other welfare plan benefits. Further, we are required to make an additional payment in such amount so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no federal excise tax had been imposed. In the event of termination of employment by reason of death or disability or for cause, the Agreements terminate and our sole obligation is to pay any amounts previously accrued under the Agreements.

Change of control employment agreements with officers at the level of Vice President have terms not as favorable to the officer as those described above—for example, the term of employment following a Change of Control is two, rather than three, years.

RETIREMENT BENEFITS

We maintain a Supplemental Executive Retirement Plan (the “SERP”) to provide retirement benefits to selected officers and other key employees designated by the Compensation Committee upon the recommendation of the Chief Executive Officer.

The SERP is noncontributory and unfunded.

Covered compensation under the SERP is cash compensation (including deferred salary) and bonuses, including any amount of cash compensation which a participant elects to forego in order to receive shares of Common Stock (including Restricted Stock) or options to purchase Common Stock. Covered compensation does not include extraordinary items such as compensation recognized upon exercise of employee stock options or bonuses paid for the accomplishment of a particular non-ordinary course transaction or circumstance.

The SERP provides certain benefits in the event of the death or disability of the participant as well as special survivors’ benefits payable to specified beneficiaries upon the occurrence of the death of the participant prior to age 62 while employed by the Company.

In the event of a Change of Control, a participant in the SERP will be entitled to a lump sum payment of the retirement benefit which would have been payable to the participant at the later of the age of 62 or the actual age of the participant at the time of the Change of Control, unless the committee that administers such arrangement determines to defer the payment of this amount.

All of the Named Executive Officers participate in the SERP. A participant in the SERP does not vest in a retirement benefit until the participant has reached the age of 60 while employed by the Company and has completed 15 years of service, and the participant may not begin receiving a retirement benefit until the participant has reached age 62. Under this plan a participant’s annual retirement benefit is the actuarial equivalent, as of the age of the participant at retirement, of the following computation: (a) 1.6% of “average earnings” of the participant up to $125,000 (which amount is adjusted annually for inflation and was $169,126 at January 1, 2005) plus (b) 2.2% of “average earnings” in excess of such amount, the sum of (a) plus (b) then being multiplied by the participant’s number of credited years of service (not to exceed 25). Average earnings for purposes of the SERP is the average amount of covered compensation received or deemed to have been received by the participant in the three consecutive 12-month periods in which the participant’s compensation was highest during the final 120 months of the participant’s employment.

There will be offset from the annual retirement benefit computed in accordance with the previous paragraph the amount of benefits which the participant earned or could have earned under other retirement plans we sponsored (the “Offset Amount”). The Offset Amount is based on the benefits that the employee would have received if he or she were eligible to participate and had participated at all times in our other retirement plans to the maximum extent permitted (regardless of the degree of actual participation). The amount of the participant’s Social Security primary benefit at age 65 is also included in the Offset Amount.

The Offset Amount comprises:

•                     The amount which the participant receives (or could have received if the participant had participated at all times to the maximum extent permitted) under the UNOVA Pension Plan. An employee’s contributions to our 401(k) plan of up to 4% of his or her covered compensation will enable the participant to receive the maximum benefit under the UNOVA Pension Plan. The amount of a participant’s annual benefit under the UNOVA Pension Plan is the higher of (i) 60% of the participant’s voluntary deposits up to 4% of covered compensation during the period of his or her employment prior to June 1, 2001 and 62% of such deposits made on or after June 1, 2001, or (ii) 85% of such deposits minus 75% of the participant’s estimated Social Security primary benefit at age 65 assuming the participant is fully vested; plus

•                     The amount which the participant would receive as a retirement benefit under the Restoration Plan, which is intended to restore the employee-provided benefit under the UNOVA Pension Plan to those who are unable, as a result of limitations in the Internal Revenue Code relating to the maximum amount which an employee may contribute to a 401(k) plan, to contribute a full 8% of covered compensation to the contributory plan.

The SERP provides that service with UNOVA’s predecessor companies is included in credited years of service. For purposes of the SERP, as of March 15, 2005, Mr. Cohen had 15 credited years of service, Mr. Keane had 23 credited years of service, Mr. Miller had 23 credited years of service, and Mr. Smith had 1 year of credited service. Mr. Brady has 25 credited years of service, which includes 21 years during which Mr. Brady was employed by FMC Corporation and covered by FMC’s retirement arrangements. For purposes of determining Mr. Brady’s “average earnings,” his final 120 months of employment will include the appropriate number of months of employment by FMC immediately preceding the commencement of his service with the Company.

The following table indicates the approximate combined annual retirement benefit which would be received by a participant in the SERP representing the sum of: (a) the employer-provided benefit under the UNOVA Pension Plan; (b) the benefit under the Restoration Plan; and (c) the benefit under the SERP based on retirement at age 65, full participation at all relevant times in the UNOVA Pension Plan, and election of a benefit in the form of a single life annuity. The amounts shown in this table would be reduced by the amount of the participant’s Social Security benefit. The amount shown would also, in the case of Mr. Brady, be reduced by the amount of any pension benefit he receives under the retirement plans of his former employer, FMC Corporation.

PENSION PLAN TABLE

Average Earnings	5	10	15	20	25 or more
$ 200,000	$ 17,134	$ 34,267	$ 51,401	$ 68,534	$ 85,668
400,000	39,134	78,267	117,401	156,534	195,668
600,000	61,134	122,267	183,401	244,534	305,668
800,000	83,134	166,267	249,401	332,534	415,668
1,000,000	105,134	210,267	315,401	420,534	525,668
1,200,000	127,134	254,267	381,401	508,534	635,668
1,400,000	149,134	298,267	447,401	596,534	745,668
1,600,000	171,134	342,267	513,401	684,534	855,668
1,800,000	193,134	386,267	579,401	772,534	965,668
2,000,000	215,134	430,267	645,401	860,534	1,075,668

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information, as of December 31, 2004, concerning securities authorized for issuance under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	4,415,266 *	$11.7038	4,673,155 **
Equity compensation plans not approved by shareholders	—	—	—

*       Not included here are 79,900 RSUs issued under the Omnibus Plan, which, if vested, will be paid in the form of unrestricted shares of Common Stock; see note (b) to the Long-Term Incentive Plans Table, at page 32, for details of an award of RSUs that may earn up to 200% of the number of units awarded. This number also does not include 75,833 PSUs, which, if vested, may be paid in shares of Common Stock or in cash, as provided in the Long-Term Performance Share Program. The terms of PSUs are stated in the Report of the Compensation, Governance and Nominating Committee at page 22 and in note (a) to the Long-Term Incentive Plans Table.

**     Includes 461,120 shares available under the 1999 and 2001 Stock Incentive Plans, which provide for incentive awards in the form of stock options, with or without related stock appreciation rights, or in the form of Restricted Stock. The total of 4,673,155 also includes 2,844,467 shares available under the Omnibus Plan, which provides for awards of RSUs, performance shares and units, and other types of incentive awards, in addition to stock options, stock appreciation rights and Restricted Stock. It also includes 1,066,685 shares available under the Employee Stock Purchase Plan and 300,883 shares available under the 2002 Director Stock Option and Fee Plan. The directors’ plan allows for certain annual retainer fees and meeting fees to be paid in the form of Common Stock or deferred stock units. See “Director Compensation,” at page 11.

PROPOSAL 2. SHAREHOLDER PROPOSAL ON DECLASSIFICATION OF THE BOARD OF DIRECTORS

Mr. Harold J. Mathis, of P.O. Box 1209, Richmond, Texas 77406-1209, cengulfmar@aol.com, who owns 200 shares of the Company’s Common Stock, has advised the Company that he intends to present a shareholder proposal at the Annual Meeting. The proposed resolution and supporting statement, for which neither we nor our Board of Directors accept responsibility, are set forth below.

Approval of this proposal would require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. However, such approval would not automatically repeal the classification provisions found in the Certificate of Incorporation and By-Laws. It would serve as a recommendation to the Board. Amendment of the Certificate of Incorporation to eliminate classification would require approval by the Board and, in a separate vote, by the holders of at least 80 percent of the outstanding shares of stock.

Shareholder Resolution

RESOLVED:   That the stockholders of UNOVA, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.

Proponent’s Supporting Statement

At the 2004 annual meeting of UNOVA, Inc. a majority of the YES/NO vote, 55.65%, 24,207,317 shares were cast in favor of this proposal to elect all directors annually.

It is this proponent’s belief that classification of the Board of Directors is not in the best interest of UNOVA, Inc. and its shareholders. This proponent also believes that it makes a Board less accountable to shareholders when all directors do not stand for election each year- the piecemeal election insulating directors and senior management from the impact of poor performance.

The Council of Institutional Investors ‘Council Policies’ state at:
www.cii.org/dcwascii/web.nfs/doc/policies  i.cm
The Board of Directors
‘All directors should be elected annually (no classified boards.)’

www.cii.org/dcwascii/web.nfs/doc/policies  ii.cm

Shareholder Voting Rights
‘Supermajority votes should not be required.’

It appears to this proponent that classified boards are rapidly becoming a thing of the past as more companies demonstrate a greater commitment to the principles of corporate democracy, adhering to policies that maximize accountability to shareholders.

In 2004 a similar shareholder proposal was affirmed by 90.38% of the Yes/No vote at Baker Hughes, Inc., resulting in the company’s commitment to offer a Board sponsored binding resolution for shareholder approval in 2005.

In fact, a large number of publicly traded companies, including ChevronTexaco, FirstEnergy, American International Group, Halliburton, TXU, Con Edison, CSX Corp., Motorola, General Motors, Nicor, Inc.,

ExxonMobil, ADM, J.P. Morgan, Chase & Co., Xerox, Bristol-Myers Squibb, Advanced Micro Devices, Ford Motor Co., Bank of America, Altria Group, Freeport-McMoRan Copper & Gold, American Express, Johnson & Johnson, Tyson Foods, Hewlett-Packard, Co., AT&T, Southern Co., Weingarten Realty, Schlumberger, Home Depot, Wells Fargo, Citicorp, Walt Disney Co., IBM, and General Electric, Microsoft, Intel and Dell, to name just a few, elect all directors annually as cited in each company’s respective proxy statement for 2004.

Why should UNOVA, Inc. shareholders continue the piecemeal approach of waiting three years to complete their evaluation of the entire Board?

REGISTER YOUR VIEWS ON THE TOTAL BOARD’S PERFORMANCE EACH YEAR.

Protect your investment through better corporate governance and board accountability. Vote YES to evaluate director performance each year.

PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL

Beware! At UNOVA, abstentions will have the same effect as a vote against this proposal.

Board of Directors’ Response

The Company’s Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves a term of three years, with one class standing for election each year. This is commonly called a “classified” or “staggered” board and is similar to the structure of the U.S. Senate.

In response to the vote on Mr. Mathis’ proposal at the 2004 Annual Meeting, the independent members of the Board asked the Board’s outside counsel to lead a discussion of the advantages and disadvantages of a classified board. He reviewed recent developments and research on the issue. After a thorough discussion, the independent directors concluded that the Company should not take any action to declassify the Board but should continue to monitor the issue. The Governance and Nominating Committee of the Board, which consists of five independent, non-management directors, recommended to the full Board that it again oppose this proposal. The Board agreed with this recommendation, for the same reasons as were stated in last year’s proxy statement.

•                     Continuity and stability.   The Board of Directors believes it is in the best interest of the Company and our shareholders to maintain a high level of experience and continuity within the Board. Each member needs an in-depth understanding of our business, future plans and strategic position. The classified structure of the Board is designed to ensure that directors have the opportunity to develop this level of experience. After each election, at least two-thirds of the Board members have had one year or more of experience as a director of the Company. This structure also serves to prevent abrupt changes in corporate policy based on short-term objectives.

•                     Independence.   All of our directors, with the exception of the Chairman, are independent outside directors. The Board believes that electing directors to three-year terms protects our independent directors from short-term goals often advocated by special interest groups who might have an agenda contrary to the long-term interests of all shareholders.

•                     Accountability.   We do not believe that classified boards are less accountable to shareholders than non-classified boards. All directors have the same fiduciary duties to their companies and shareholders, regardless of the length of their terms of office. Annual elections cannot ensure that all directors will fulfill their duty.

•                     Value protection.   A classified board structure enhances that board’s ability to negotiate the best results for shareholders in the event of a hostile takeover attempt. It encourages a person seeking to gain control to negotiate with the board because at least two annual shareholders meetings generally are required to effect a change in control of the board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of a takeover proposal, negotiate on behalf of shareholders and weigh alternative methods of maximizing stock value for all shareholders. Historically, shareholders have received higher takeover premiums when potential acquirers have been forced to negotiate a fair deal with the board of directors. See “Corporate Governance Out of Focus: The Debate Over Classified Boards,” The Business Lawyer, May 1999, at page 1049.

•                     Shared interest.   Our directors are also shareholders and share the interests of other shareholders. Our director compensation program, under which all of a director’s annual retainer is paid in stock, further aligns these interests. This provides a continuing incentive to increase shareholder value and promote the Company’s long-term success.

•                     Quality corporate governance.   The Board believes the best corporate governance results from having an active, independent board composed of individuals with relevant expertise and the highest integrity. Our culture of free, open and independent debate makes for a strong Board.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote AGAINST Proposal 2.

CHARTER OF THE AUDIT AND COMPLIANCE COMMITTEE
OF THE BOARD OF DIRECTORS OF

UNOVA, INC.

As Amended February 2005

I.                   Purposes

The Audit and Compliance Committee was established by the Board of Directors of UNOVA, Inc. to assist the Board in fulfilling its oversight responsibilities relating to corporate accounting and financial management, reporting procedures and practices, and the Corporation’s Standards of Conduct. The Committee’s primary purposes are to:

A.             oversee (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, and (5) the Company’s Standards of Conduct;

B.              prepare the report of the Audit and Compliance Committee as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement; and

C.              provide a forum for communication among the Board, independent auditors, management, and the internal audit department on matters relating to the Company’s financial reporting, internal controls, and ethics and compliance.

II.              Composition; Qualifications of Members

A.             The Committee shall consist of not fewer than three members of the Board, each of whom shall be appointed for a one-year term at the annual organization meeting of the Board, and one of whom shall be appointed Committee Chair.

B.              No Committee member shall have any relationship to the Company that may interfere with the exercise of his or her independence from management and the Company. Accordingly, all members of the Committee shall be in the judgment of the Board independent in accordance with the New York Stock Exchange listing standards and SEC regulations.

C.              All members of the Committee shall be in the judgment of the Board financially literate or shall become financially literate within a reasonable period of time following appointment to the Committee.

D.             At least one member of the Committee must be an “audit committee financial expert” as defined by the Securities and Exchange Commission.

E.              At least one member of the Committee (who may also serve as the audit committee financial expert) shall have in the judgment of the Board accounting or related financial management expertise in accordance with New York Stock Exchange listing standards.

F.               A member of this Committee may not simultaneously serve on the audit committees of more than three public companies, including this one, unless the Board determines, in each case, that such simultaneous service would not impair the ability of the member to effectively serve on the Committee. Any such determination shall be disclosed in the annual proxy statement.

III.         Meetings

A.             The Committee shall meet at least four times annually and shall report the matters acted upon at the following meeting of the Board of Directors.

B.              The Committee Chair shall have the authority to call such meetings of the Committee as he or she deems necessary or desirable and shall approve an agenda in advance of each meeting.

C.              Members of the Committee are expected to be present at all Committee meetings.

D.             At each of its meetings, the Committee shall be available to meet with the Company’s management, internal audit director, and independent auditors and discuss any and all appropriate matters.

IV.           Duties and Responsibilities

A.    Review Procedures

The Committee shall:

1.                 review and reassess the adequacy of this Charter at least annually and make any necessary changes for adoption by the Committee, informing the Board of such changes;

2                    review and discuss any matter including those brought to the attention of the Committee by the independent auditors as a result of the auditors’ review of the Company’s quarterly and annual financial statements, significant comments and recommendations, and any audit problems or difficulties reported by the independent auditors or the internal audit director and management’s response;

3.                 investigate any improper influence on audits and resolve any disagreements between the independent auditors and management;

4.                 meet to review and discuss the Company’s annual audited financial statements and quarterly financial statements with the independent auditors and management, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and discuss with the independent auditors any matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, “Audit Committee Communications,” as such audit statement may be modified or supplemented;

5.                 prepare the report of the Audit and Compliance Committee as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement;

6.                 review with the independent auditors and management the Corporation’s report of its internal control structure and procedures for financial reporting and management’s assessment of  the effectiveness of such structure and procedures, as attested to and reported on by the independent auditors, for inclusion in requisite annual reports;

7.                 review and discuss with the CEO and CFO from time to time the effectiveness of the Company’s system of disclosure controls and procedures, established and maintained for purposes of the mandatory certifications by the CEO and CFO of the Company’s financial statements and their review procedures, and any deficiencies in such disclosure controls and procedures;

8.                 based on the review and discussions described in paragraph A.4 above and in paragraph B.6 below, determine whether or not to recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K;

9.                 in advance of earnings releases, review and discuss them with management; discuss financial information and earnings guidance provided to analysts and rating agencies (which may be done generally, and consist of the types of information to be disclosed and the type of presentation to be made);

10.          report regularly to the Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, compliance with legal or regulatory requirements, the performance and independence of its independent auditors, or the performance of the internal audit function;

11.          periodically meet in separate executive sessions with management, with the internal audit personnel and with the independent auditors; and

12.          discuss the Company’s critical accounting policies and estimates and cause a statement to that effect to be prepared for disclosure in the Company’s periodic reports.

B.     Independent Auditors

The Committee shall:

1.                 be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (including resolution of disagreements between management and the auditors regarding financial reporting), and each such registered public accounting firm shall report directly to the Committee;

2.                 set clear policies regarding the Company’s hiring of employees or former employees of the independent auditors;

3.                 preapprove the fees to be paid to the independent auditors for their annual audit of the Company’s financial statements and disclose such preapproval in the Company’s periodic reports;

4.                 review the rendering of any significant “nonaudit” services, excluding specified nonaudit services which auditors are prohibited by law from performing contemporaneously with a mandatory audit, by the independent auditors and, within such guidelines as the Committee may determine, preapprove the rendering of such services and disclose such preapproval in the Company’s periodic reports;

5.                 annually obtain and review a report from the independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer-review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditors’ independence) all relationships between the independent auditors and the Company;

6.                 obtain from the independent auditors assurance that its audit was performed in compliance with the requirements of Section 10A(a) of the Securities Exchange Act of 1934 and that no report was required to be made to management and the Committee under Section 10A(b); and

7.                 meet with the independent auditors prior to the audit to review the planning, audit scope, and staffing of the audit.

C.     Internal Audit Director

The Committee shall:

1.                 review and determine whether to accept management’s recommendations concerning any appointment, replacement, change in compensation, reassignment, or dismissal of the internal audit director;

2.                 discuss with the internal audit director any significant issues brought to the attention of the Committee that were encountered during the course of the internal audit department’s activities and any significant issues identified in internal audit reports, together with management’s responses thereto; and

3.                 discuss the internal audit plan.

D.    Compliance Matters

The Committee shall:

1.                 review with the Company’s General Counsel at least annually any legal matters or trends that may have a material impact on the Company’s financial statements, any material reports or inquiries received from, or actions known to be contemplated by, regulators or governmental agencies, and the Company’s compliance policies with respect to its Standards of Conduct;

2.                 advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Standards of Conduct as in effect from time to time;

3.                 discuss the Company’s policies with respect to risk assessment and risk management;

4.                 if deemed necessary by the Committee, recommend to the Board the investigation of any matters which have been brought to the attention of the Committee or of which the Committee has otherwise been made aware and which appear to involve possible noncompliance with applicable laws or the Company’s Standards of Conduct;

5.                 retain special independent legal, accounting, or other advisors or consultants if deemed necessary and appropriate by the Committee to perform its responsibilities under this Charter; and

6.                 determine and receive the appropriate funding for payment of

(a)           compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(b)          compensation to any advisors or consultants employed by the Committee; and

(c)           ordinary administrative expense of the Committee that are necessary or appropriate in carrying out its duties.

E.     Other Responsibilities

The Committee shall:

1.                 review annually the Company’s Reportable Transactions and Conflicts of Interest Program policies and procedures and the summary report of significant issues reported by employees in Program questionnaires and remedial actions taken by management;

2.                 cause to be prepared for disclosure in periodic reports that the Company has adopted a code of ethics for senior corporate financial officers and any change or waiver of such code of ethics;

3.                 establish procedures for

(a)           the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters; and

(b)          the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters;

4.                 perform an annual performance evaluation of the Committee and consider the continued qualification of each member of the Committee.

F.     Limitation on Responsibilities

The Board intends that the Committee shall have the responsibilities set forth in this Charter and such other responsibilities as are reasonably ancillary thereto or could be reasonably implied therefrom. However, it is the responsibility of management and the independent auditors, and not of the Committee, to plan and conduct audits and to determine that the Company’s financial statements are complete and accurate and fairly present the matters set forth therein in accordance with generally accepted accounting principles.

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF

UNOVA, INC.

Effective January 1, 2005

I.                   Purpose

The Compensation Committee (the “Committee”) shall report to, assist and consider and make recommendations to the Board of Directors (the “Board”) regarding the matters set forth in this Charter.

II.              Membership

A.             The Committee shall consist of not fewer than three members of the Board.

B.              All members of the Committee in the judgment of the Board shall be (i) independent in accordance with the New York Stock Exchange listing standards, (ii) a “Non-employee Director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code.

C.              Members of the Committee and its Chair shall be appointed by a resolution of the majority of independent directors.

III.         Authority and Responsibilities

A.             Scope

This Committee shall have direct responsibility to:

1.                 Discharge the Board’s responsibilities relating to compensation of the Company’s executives officers, including to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”), evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation based on this evaluation;

2.                 Make recommendations to the Board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval;

3.                 Produce a compensation committee report on executive officer compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC; and

4.                 Conduct an annual performance evaluation of the Committee.

In fulfilling its purposes, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee, including those specifically listed in this Charter.

The Committee shall have and may exercise all of the powers and authority of the Board in connection with the performance of its duties and responsibilities under this Charter, including without limitation the authority to call upon the Company’s officers and employees or outside consultants for such assistance and support as it deems appropriate, and to institute and carry out investigations of improprieties or such other matters as it deems necessary.

The Committee shall have the authority to delegate any of its powers and authority to one or more subcommittees.

B.              Functions

1.                 Compensation Structure and Philosophy.   The Committee shall examine the compensation structure of the Company periodically to determine that the Company is rewarding its executive personnel in a manner consistent with sound business practices and, in connection with such review, determine the compensation philosophy for the Company. Among other things, the compensation structure should:

(a)           Align the interests of the Company’s executives and shareholders by implementing and maintaining compensation programs that provide for the acquisition and retention of Company shares by senior executives;

(b)          Reinforce a results-oriented management culture with executive pay that varies according to overall Company and individual performance against business goals and core behavioral standards; and

(c)           Provide an executive compensation package that attracts, retains, and motivates key executives.

The Committee shall also develop and maintain a program covering long-range plans for executive compensation for further consideration by the Board. The Committee shall review and approve the list of a peer group of companies to which the Company shall compare itself for compensation purposes.

2.                 CEO Compensation.   The Committee shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

3.                 Compensation Plans.   The Committee shall review and provide oversight and shall have the right to establish, administer, amend or terminate, and otherwise act for and on behalf of the Board with respect to the executive compensation, incentive and deferred compensation, and equity-based compensation plans and programs of the Company and affiliated companies (the “Compensation Plans”), including other similar compensation plans the Committee deems desirable to establish, terminate or amend from time to time. The Committee shall review and make recommendations with respect to performance or operating goals for participants in the Company’s Compensation Plans. The Committee has the full and final authority to fix the salaries of all the officers of the Company and, when deemed appropriate, to authorize the execution and delivery of employment contracts with any of such officers.

4.                 Employee Benefit Plans.   The Committee shall review and provide oversight and shall have the right to establish, administer, amend or terminate, and shall otherwise act for and on behalf of the Board with respect to, the employee benefit plans of the Company and affiliated companies including both welfare and pension plans (the “Benefit Plans”), including any supplemental Benefit Plans, and any other similar plans or arrangements.

5.                 Other Plans and Arrangements.   The Committee shall review and provide oversight and shall have the right to establish, administer, amend or terminate, and shall otherwise act for and on behalf of the Board with respect to, Change of Control and severance arrangements, employment contracts, special retirement programs and any other similar plans or arrangements that the Committee deems desirable in the best interests of the Company to establish from time to time.

By way of example and not by limitation the Committee, in accordance with the procedures regarding Compensation Plans, Employee Benefit Plans, and Other Plans and arrangements,

(a)           is authorized to select and recommend, for designation by the Board of Directors, such key employees of the Company who are eligible to enter into Change of Control Employment Agreements with the Company;

(b)          is hereby designated and authorized to select, from time to time, key employees of the Company to participate in the UNOVA, Inc. Supplemental Executive Retirement Plan, as well as any other supplemental or executive retirement plan or contractual arrangement established or which may be established by the Company or any of its subsidiaries, and to perform any and all duties assigned to it under the terms of any such plans;

(c)           is hereby designated and authorized to administer the UNOVA, Inc. Incentive Loan Program in accordance with prior authorizing actions of the Board and current regulatory principles, until such time as all currently outstanding loans under such program have been repaid;

(d)          is hereby designated and authorized to administer the UNOVA, Inc. 1997 Stock Incentive Plan, the UNOVA, Inc. 1999 Stock Incentive Plan, the UNOVA, Inc. 2001 Stock Incentive Plan, the UNOVA, Inc. 2004 Omnibus Incentive Compensation Plan and any other stock incentive plan approved by the Company’s shareholders;

(e)           is hereby empowered to administer the UNOVA, Inc. Management Incentive Compensation Plan, as amended; and

(f)             is hereby designated and authorized to administer the UNOVA, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”) in accordance with the provisions of Section 4 of the Stock Purchase Plan and to perform any and all such functions as are, under the terms of the Stock Purchase Plan, to be performed by the Committee that administers the Stock Purchase Plan.

6.                 Consultants and Advisors.   The Committee has the sole authority to retain and terminate any consultants to assist in the evaluation of CEO, executive officer and senior management compensation or Company Compensation Plans or Benefit Plans generally and shall have sole authority to approve the fees and other retention terms of such consultants. The Committee may rely upon advice rendered by such consultants as so selected by the Committee. The Committee shall also have authority to obtain advice and assistance from internal and external legal, accounting or other advisors.

7.                 Self-Evaluation.   On an annual basis, the Committee shall conduct a self-evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

8.                 Management Review.   The Committee shall review the duties and functions of senior executives and make recommendations to the Board for changes to the reporting responsibilities of corporate officers and other senior executives and management structure. The Committee shall review annually with the Chairman and Chief Executive Officer the job performance of elected corporate officers and other senior executives.

CHARTER OF THE GOVERNANCE AND NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS OF

UNOVA, INC.

Effective January 1, 2005

I.                   Purpose

The Governance and Nominating Committee (the “Committee”) shall report to, assist and consider and make recommendations to the Board of Directors (the “Board”) regarding the matters set forth in this Charter.

II.              Membership

A.             The Committee shall consist of not fewer than three members of the Board.

B.              All members of the Committee in the judgment of the Board shall be independent in accordance with the New York Stock Exchange listing standards.

C.              Members of the Committee and its Chair shall be appointed by a resolution of the majority of independent directors.

III.         Authority and Responsibilities

A.             Scope

This Committee shall have the responsibility to:

1.                 Identify individuals qualified to become Board members consistent with the criteria approved by the Board and annexed to this Charter, as the same may be revised by the Board from time-to-time, and recommend to the Board for its selection the director nominees for the next annual meeting of shareholders;

2.                 Develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

3.                 Oversee the evaluation of the Board and management;

4.                 Determine the compensation for members of the Board; and

5.                 Conduct an annual performance evaluation of the Committee.

In fulfilling its purposes, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute to and implement the purposes of the Committee, including those specifically listed in this Charter.

The Committee shall have and may exercise all of the powers and authority of the Board in connection with the performance of the Committee’s duties and responsibilities under this Charter, including without limitation the authority to call upon the Company’s officers and employees or outside consultants for such assistance and support as it deems appropriate, and to institute and carry out investigations of improprieties or such other matters as it deems necessary.

The Committee shall have the authority to delegate any of its powers and authority to one or more subcommittees.

B.              Functions

1.                 Criteria for Nomination to the Board.   The Committee shall develop and recommend to the Board for its approval criteria for nomination to the Board. The criteria for nomination to the Board are set forth on Annex A to this Charter.

2.                 Nomination of Directors.   The Committee shall annually consider the size, composition, functions and needs of the Board and consider and recommend to the Board for its selection candidates for membership on the Board. Each year, the Committee shall recommend to the Board for its selection the director nominees for election at the next annual meeting of shareholders. The Committee shall consider and recommend to the Board for its selection candidates to fill vacancies on the Board to serve until the next annual meeting of shareholders at which the term of office of the class to which they have been elected expires.

3.                 Committee Membership.   The Committee shall annually consider the size, composition, functions and needs of each committee of the Board and consider and recommend to the Board for its selection candidates for membership on each committee.

4.                 Corporate Governance Guidelines.   The Committee shall develop and recommend to the Board for approval a set of corporate governance guidelines applicable to the Company. The Committee shall review these guidelines on an annual basis and recommend to the Board for its approval any changes deemed necessary or desirable.

5.                 Evaluation Process.   The Committee shall oversee the process that the Board and its committees use to conduct annual performance evaluations.

6.                 Self-Evaluation.   On an annual basis, the Committee shall conduct a self-evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

7.                 Conflicts of Interest.   The Committee shall consider questions of possible conflicts of interest of the Board members or corporate executives, as such questions arise. The Committee shall review the outside activities of senior executives.

8.                 Succession Planning.   The Committee shall review at least annually with the Chairman and Chief Executive Officer the succession plans relating to the positions held by the Chairman and Chief Executive Officer and such other elected corporate officers as the Committee deems prudent to ensure orderly succession of capable and qualified management for the Company. The Committee shall make recommendations to the Board with respect to the selection of individuals to occupy these positions.

9.                 Board Compensation.   The Committee shall have full and final authority to determine, and to adjust from time to time as necessary, compensation for members of the Board as the Committee shall deem just and proper. The Committee is designated and authorized to administer the UNOVA, Inc. 2002 Director Stock Option and Fee Plan.

10.          Search Firms and Advisors.   The Committee shall have the sole authority to retain and terminate any search firm to be used to identify candidates for director and Chief Executive Officer and any consultant to assist in the evaluation of director compensation, and shall have sole authority to approve the search firm’s and consultant’s fees and other retention terms. The Committee shall also have authority to obtain advice and assistance from internal and external legal, accounting or other advisors.

ANNEX A

CRITERIA FOR NOMINATION TO THE BOARD

1.                 Directors must be of the highest ethical character and share the values of UNOVA, Inc., as represented in its Standards of Conduct and in its Corporate Governance Guidelines.

2.                 Directors should hold or have held a generally recognized position of leadership that demonstrates the ability to exercise sound judgment in a wide variety of matters.

3.                 It is the Company’s policy that a majority of the members of its Board of Directors shall be independent within the meaning of applicable rules, regulations and listing standards. In addition to the disqualifying factors identified in the New York Stock Exchange listing standards, this means that

Directors must be of an independent cast of mind and be willing to share their views with their colleagues,

Directors should be independent of any particular constituency and be able to represent all the shareholders of the Company, and

Directors are expected to provide independent and candid advice to the Company.

4.                 All directors must evidence a willingness to devote a substantial amount of time to Company business, understand the Company’s business and keep informed on its operations, understand the Company’s reporting system and its system of internal controls, and exercise care, balance, fairness, and due deliberation in the decision-making process.

5.                 Directors are expected to attend all board meetings, meetings of all committees on which they are members and all annual meetings of shareholders.

6.                 Directors are expected to engage in collegial debate and colloquy with other directors. A Board or committee meeting should be a free and open exchange of ideas and opinions.

7.                 Directors are expected to be able to serve for at least five (5) years before reaching the retirement age of 72.

8.                 Directors are expected to understand the Board’s policy that each director should have a substantial investment in the Company and comply with stock ownership guidelines established by the Board. In this regard, each nominee should understand that it is the Board’s policy that the annual retainer fee is provided in Company stock.

9.                 Directors are expected to be available to offer advice and guidance to the Chief Executive Officer at times other than regularly scheduled Board meetings.

UNOVA, Inc.
2005 Annual Meeting of Shareholders
May 18, 2005, 9:00 a.m.

6001 – 36th Avenue West
Everett, Washington

Directions and Parking

From the North or South on I-5:

Take exit #189 “Mukilteo/Whidbey Island Ferry” onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the UNOVA/Intermec headquarters building.

From Hwy 99:

Turn West onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the UNOVA/Intermec headquarters building.

Visitor parking is available in front of the circular drive. Please enter the building through the front doors, behind the circular drive.

UNOVA, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2005

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Michael E. Keane and Cathy D. Younger and each of them, with full power of substitution, are hereby appointed proxies by the signatory of this Proxy to vote all shares of UNOVA, Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Shareholders of UNOVA, Inc. to be held on May 18, 2005, and at any adjournments thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, at the discretion of the named proxies,on all other matters that may properly come before the Annual Meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AGAINST PROPOSAL 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

...

FOLD AND DETACH HERE

You can now access your UNOVA, Inc. account online.

Access your UNOVA, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for UNOVA, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information	• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR AND “AGAINST” PROPOSAL 2.

Proposal 1. Election of Directors Nominees: (01) Stephen E. Frank (02) Claire W. Gargalli (03) Lydia H. Kennard	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below		FOR	AGAINST	ABSTAIN
	☐	☐	Proposal 2. Shareholder Proposal on Declassification of the Board of Directors.	☐	☐	☐
To withhold authority to vote for any one or more of the nominees, write that nominee’s name in the space that˜ follows:

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

Consenting to receive all future annual meeting
materials and shareholder communications
electronically is simple and fast! Enroll today at
www.melloninvestor.com/ISD for secure online access
to your proxy materials, statements, tax documents and
other important shareholder correspondence.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/una Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
	OR		OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and the Proxy Statement on
the Internet at www.unova.com/annual.